CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 333-110037 on Form N-1A of our report dated January 21, 2016, relating to the financial statements and financial highlights of Pioneer Select Mid Cap Growth Fund (one of the funds constituting Pioneer Series Trust II), appearing in the Annual Report on
Form NCSR of the Trust for the year ended November 30, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP



Boston, Massachusetts
March 23, 2016